Exhibit (e)(7)

AMENDMENT NO. 3 TO MUTUAL CONFIDENTIALITY AGREEMENT

This Amendment No. 3 to Mutual Confidential Disclosure Agreement (this “Third Amendment”) is entered into and made effective as of February 6, 2026 (the “Third Amendment Effective Date”), by and among Terns Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware, with its principal place of business at 1065 East Hillsdale Blvd., Suite 100, Foster City, CA 94404, USA (“Terns”), Merck Sharp & Dohme LLC, a limited liability company organized under the laws of New Jersey, with its principal place of business at 126 E. Lincoln Avenue, Rahway, New Jersey 07605 USA (“Merck”, together with Terns, the “Parties,” and each, a “Party”).

WHEREAS, Terns and Merck previously entered into a Mutual Confidential Disclosure Agreement, effective as of September 28, 2023, as amended by Amendment No. 1 to the Mutual Confidential Disclosure Agreement, effective as of July 28, 2025, and Amendment No. 2 to Mutual Confidential Disclosure Agreement, effective as of December 22, 2025 (the “Agreement”). Capitalized terms not otherwise defined in this Third Amendment have the meanings given to them in the Agreement;

WHEREAS, Section 13 of the Agreement provides that the Agreement may not be modified, amended, waived or otherwise changed, in whole or in part, except in a writing that is signed by the authorized representatives of the parties thereto; and

WHEREAS, the Parties wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, the Parties agree as follows:

1. Purpose. The “Purpose” under the Agreement is hereby expanded to include exploring, negotiating and consummating a potential acquisition of Terns or any of its subsidiaries by Merck or any of Merck’s Affiliates (any such potential acquisition of Terns or any of its subsidiaries by Merck or any of Merck’s Affiliates is referred to herein as a “Transaction”).

2. Subject Matter. The “Subject Matter” under the Agreement will be deemed to be expanded to include Terns and its subsidiaries and their business and assets and Merck’s interest in any of the foregoing.

3. Term. Section 6 of the Agreement is hereby amended and restated in its entirety as follows:

“6. Unless sooner terminated, for or without cause, by written notice from one Party to the other sent to the addresses set forth above, this Agreement shall expire on the third (3rd) anniversary of the Third Amendment Effective Date. Notwithstanding any expiration or termination of this Agreement, (a) each Party’s obligations of confidentiality and non-use under this Agreement shall survive until the sixth (6th) anniversary of the expiration or earlier termination of this Agreement, even after the return or destruction of the Disclosing Party’s Confidential Information by the Receiving Party and (b) each Party’s obligations pursuant to Section 16 and Section 17 shall survive for the period specified therein.”

4. Standstill. The Agreement is hereby amended to include a new Section 16, which reads in its entirety as follows:

“16. Merck hereby agrees that, for a period of twelve (12) months from the Third Amendment Effective Date (the “Standstill Period”), unless specifically invited in writing by the board of directors of Terns or a duly constituted committee thereof (and only to the extent set forth in such invitation), neither Merck nor its Affiliates or other Representatives (acting on behalf of Merck or its Affiliates or at the direction of Merck or its Affiliates) will in any manner, directly or indirectly:

(a)

effect or seek, offer or propose (whether publicly or otherwise) to effect, or participate in, knowingly facilitate or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(i)

any acquisition of any voting securities (or beneficial ownership thereof), or rights or options to acquire any voting securities (or beneficial ownership thereof), of Terns or any of its subsidiaries, or assets of Terns or its subsidiaries constituting a material portion of the consolidated assets of Terns and its subsidiaries;

(ii)

any tender offer or exchange offer, merger or other business combination involving Terns or any of its subsidiaries or assets of Terns or any of its subsidiaries constituting a material portion of the consolidated assets of Terns and its subsidiaries;

(iii)	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Terns or any of its subsidiaries; or

(iv)

any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or votes from or by any holder of any voting securities of Terns or any of its subsidiaries in connection with any vote of the holders of any such securities;

(b)

form, join or in any way communicate or associate with other securityholders of Terns or participate in a “group” (as such term is defined under the Securities Exchange Act of 1934, as amended), in each case, with respect to Terns or any of its subsidiaries or any voting securities of Terns or any of its subsidiaries;

(c)

otherwise act, alone or in concert with others, (i) to seek or obtain representation on or to control, change, advise or influence the management, board of directors or policies of Terns or any of its subsidiaries, or (ii) to propose any matter to be voted upon by the stockholders of Terns or any of its subsidiaries or that any meeting of the stockholders of Terns be called or held;

(d)	disclose or direct any person to disclose any intention, plan or arrangement inconsistent with the foregoing;

(e)

take any action that would reasonably be expected to cause or require Merck or Terns or any of Merck’s or Terns’ respective Representatives to disclose, or make a public announcement regarding, any Confidential Information or any matter of the types set forth in this Section 16; or

(f)

advise, assist or knowingly encourage or direct any person (including serving as a financing source for any other person) to advise, assist or knowingly encourage any other persons in connection with any of the foregoing.

Notwithstanding the foregoing, (1) Merck and its Affiliates and Representatives may initiate and engage in private, nonpublic discussions with, and submit confidential proposals to, the board of directors of Terns or a duly constituted committee thereof or the Chief Executive Officer of Terns, in each case with respect to the Purpose, (2) Merck and its Affiliates may make any offer or enter into any commercial transaction with respect to, or otherwise consummate, any commercial transaction in the ordinary course of business, and wholly unrelated to an acquisition transaction of the Terns or any of its subsidiaries, and (3) Merck and its Affiliates may make any acquisition of a company or business unit thereof that causes Merck or its Affiliates to “beneficially own” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) securities of Terns or any of its subsidiaries (or any derivative securities) so long as the purchase of such securities was not made on behalf of Merck or its Affiliates and the acquisition of such company or business unit was not made for the purpose of indirectly acquiring such securities.

Notwithstanding the foregoing, if at any time during the Standstill Period (x) Terns enters into a definitive agreement with a bona fide third party (not including Merck or any of its Affiliates) with respect to a transaction or a series of related transactions involving the acquisition by such bona fide third party of more than 50% of Terns’ voting securities or a majority of Terns’ assets (whether by merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise) or the license to such bona fide third party of a material portion of the assets of Terns (in each case, other than any such transaction with respect to any of Terns’ product candidates other than TERN-701) or (y) a bona fide third party (not including Merck or any of its Affiliates) commences a tender or exchange offer that, if consummated, would result in such third party acquiring beneficial ownership of more than 50% of the voting securities of Terns, and Terns’ board of directors either (A) that recommend in favor of such proposed tender or exchange offer or approves such offer or (B) within ten (10) business days after commencement of such tender or exchange offer, has not recommended against such tender or exchange offer, then the Standstill Period shall terminate and the restrictions contained in this Section 16 shall lapse.”

5. Employee Non-Solicit/ Non-Hire. The Agreement is hereby amended to include a new Section 17, which reads in its entirety as follows:

“17. Merck hereby agrees that, for a period of one (1) year from the Third Amendment Effective Date, Merck and its Affiliates shall not, directly or indirectly, solicit for purposes of employment, offer to hire, hire, or enter into any employment contract with, any employee of Terns or any of its subsidiaries who has the title of senior director (or equivalent role), executive director (or equivalent role) or higher; provided that this Section 17 shall not prohibit (i) general solicitation via general advertising or the use of search firms, in each case not targeted at the employees of Terns or any of its subsidiaries, and any hiring that results solely as a result of such general solicitation, (ii) soliciting or hiring any former employee of Terns or any of its subsidiaries if his or her employment with Terns or any of its subsidiaries has ceased at least six (6) months prior to such solicitation or hiring or (iii) hiring any employee of Terns or any of its subsidiaries that independently approaches Merck or any of its Affiliates without any solicitation by Merck or any of its Affiliates (other than as permitted in this proviso). For the avoidance of doubt, disclosure of an employee census or other similar information shall not constitute “contact” or “knowledge of” for the purposes of the first sentence of this Section 17.”

6. Remedies. Each Party agrees that the other Party would be irreparably injured by a breach of the Agreement and that money damages are an inadequate remedy for an actual or threatened breach of the Agreement. Therefore, each Party agrees to (and agrees not to oppose) the granting of specific performance of the Agreement and injunctive or other equitable relief in favor of the other Party as a remedy for any breach or threatened breach of the Agreement, without proof of actual damages. Each Party further agrees to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for any breach or threatened breach of the Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching Party.

7. Freshfields US LLP (“Freshfields”) is acting for Terns in connection with a Transaction. Freshfields is not providing any advice to Merck in relation to a Transaction. If Freshfields is acting or has acted for Merck in any unrelated matters, to the extent that any such representation constitutes a conflict of interest under the applicable ethical rules, Merck waives and consents to the conflict, provided that a Transaction is not substantially related to Freshfields’ representation of Merck. If information Freshfields has as a result of acting for Merck is or becomes relevant to a Transaction, Freshfields will protect that information and not use it for Terns’ benefit. Similarly, Merck also accepts that Freshfields is under no obligation to disclose to Merck information received through acting for Terns or any other client.

8. Effect of Third Amendment. From and after the execution and delivery of this Third Amendment, all references to the Agreement shall be deemed to be to the Agreement, as amended by this Third Amendment. Other than as expressly modified pursuant to this Third Amendment, all of the terms, conditions and other provisions of the Agreement shall continue to be in full force and effect in accordance with their respective terms. No reference to this Third Amendment need be made in any instrument or document making reference to the Agreement and any reference to the Agreement in any such instrument or document shall be deemed a reference to the Agreement as amended hereby.

9. Provisions Incorporated by Reference. Section 10 of the Agreement shall be deemed superseded by Section 6 of this Third Amendment, which shall be deemed incorporated in full in the Agreement, and Section 12, the third sentence of Section 13, and Sections 14-15 of the Agreement are incorporated by reference herein and shall apply mutatis mutandis.

10. Entire Agreement. The Agreement, as amended by this Third Amendment, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained therein and herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has executed this Third Amendment by a duly authorized individual effective as of the Third Amendment Effective Date.

TERNS PHARMACEUTICALS, INC.

By:	/s/ Caryn McDowell
Name:	Caryn McDowell
Title:	Chief Legal Officer and Corporate Secretary

TERNS, INC.

By:	/s/ Caryn McDowell
Name:	Caryn McDowell
Title:	Chief Legal Officer and Corporate Secretary

[Signature Page to Amendment No. 3 to Mutual Confidentiality Agreement]

IN WITNESS WHEREOF, each Party has executed this Third Amendment by a duly authorized individual effective as of the Third Amendment Effective Date.

MERCK SHARP & DOHME LLC
By:	/s/ Christopher Mortko
Name:	Christopher Mortko Ph.D., MBA
Title:	Vice President, BD&L

[Signature Page to Amendment No. 3 to Mutual Confidentiality Agreement]